NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 3, 2023—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2023.

Total revenue for the fourth quarter of fiscal 2023 increased 91% to $12.8 million from $6.72 million for the prior-year quarter. The increase was due to a 95% increase in product sales and a 10% increase in contract research and development revenue. Net income for the fourth quarter of fiscal 2023 increased 116% to $8.23 million, or $1.70 per diluted share, compared to $3.82 million, or $0.79 per share, for the prior-year quarter.

For fiscal 2023, total revenue increased 42% to $38.3 million, compared to $27 million in the prior year. The increase was due to a 44% increase in product sales, partially offset by a 6% decrease in contract research and development revenue. Net income for the year increased 56% from the prior year to a record $22.7 million, or $4.70 per diluted share, from $14.5 million, or $3.00 per share, for fiscal 2022.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 31, 2023 to shareholders of record as of May 15, 2023.

“We are pleased to report record revenue and earnings for the quarter and fiscal year,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to future stock repurchases and dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2023.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2023 AND 2022
	Quarter Ended March 31,
	2023	2022
Revenue
Product sales	$12,408,832	$6,367,082
Contract research and development	388,851	352,455
Total revenue	12,797,683	6,719,537
Cost of sales	2,529,311	1,564,370
Gross profit	10,268,372	5,155,167
Expenses
Research and development	611,489	813,244
Selling, general, and administrative	752,710	247,428
Total expenses	1,364,199	1,060,672
Income from operations	8,904,173	4,094,495
Interest income	408,127	302,609
Income before taxes	9,312,300	4,397,104
Provision for income taxes	1,079,656	581,084
Net income	$8,232,644	$3,816,020
Net income per share – basic	$1.70	$0.79
Net income per share – diluted	$1.70	$0.79
Weighted average shares outstanding
Basic	4,830,826	4,832,630
Diluted	4,836,365	4,833,253

	Year Ended March 31,
	2023	2022
Revenue
Product sales	$37,196,717	$25,867,649
Contract research and development	1,056,875	1,119,321
Total revenue	38,253,592	26,986,970
Cost of sales	8,062,311	6,263,090
Gross profit	30,191,281	20,723,880
Expenses
Research and development	2,583,994	2,925,874
Selling, general, and administrative	1,963,105	1,469,321
Total expenses	4,547,099	4,395,195
Income from operations	25,644,182	16,328,685
Interest income	1,448,655	1,171,128
Income before taxes	27,092,837	17,499,813
Provision for income taxes	4,398,379	2,992,312
Net income	$22,694,458	$14,507,501
Net income per share – basic	$4.70	$3.00
Net income per share – diluted	$4.70	$3.00
Weighted average shares outstanding
Basic	4,830,826	4,833,661
Diluted	4,832,096	4,835,639

NVE CORPORATION BALANCE SHEETS MARCH 31, 2023 AND 2022

	March 31, 2023	March 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$1,669,896	$10,449,510
Marketable securities, short-term	15,513,095	20,839,683
Accounts receivable, net of allowance for uncollectible accounts of $15,000	6,523,344	4,704,829
Inventories	6,417,010	5,088,635
Prepaid expenses and other assets	663,459	420,520
Total current assets	30,786,804	41,503,177
Fixed assets
Machinery and equipment	10,484,365	9,739,244
Leasehold improvements	1,956,309	1,810,872
	12,440,674	11,550,116
Less accumulated depreciation and amortization	11,095,236	10,943,731
Net fixed assets	1,345,438	606,385
Deferred tax assets	572,038	483,469
Marketable securities, long-term	36,125,047	24,314,211
Right-of-use asset – operating lease	425,843	560,250
Total assets	$69,255,170	$67,467,492

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$281,712	$943,535
Accrued payroll and other	1,375,250	1,356,689
Operating lease	175,798	156,121
Total current liabilities	1,832,760	2,456,345
Operating lease	342,908	446,018
Total liabilities	2,175,668	2,902,363

Shareholders’ equity
Common stock	48,308	48,308
Additional paid-in capital	19,295,442	19,256,485
Accumulated other comprehensive income	(1,213,858)	(318,120)
Retained earnings	48,949,610	45,578,456
Total shareholders’ equity	67,079,502	64,565,129
Total liabilities and shareholders’ equity	$69,255,170	$67,467,492